Exhibit 99.j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of Credit Suisse Large Cap Blend Fund, Inc. which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading “Independent Registered Public Accounting Firm and Counsel” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Baltimore, Maryland

April 25, 2007